Exhibit 99.1

NEWS RELEASE
For Release: Thursday, January 21, 2016, 3:05pm Central Time	Contact: Vascular Solutions, Inc.
James Hennen, CFO
JHennen@vasc.com
(763) 656-4352
Phil Nalbone, VP
PNalbone@vasc.com
(763) 656-4371

VASCULAR SOLUTIONS REPORTS FOURTH QUARTER RESULTS

-	Revenue increased 13% to $38.1 million, exceeding the top end of guidance
-	Adjusted EPS of $0.33, exceeding the top end of guidance of $0.26 to $0.28; GAAP EPS of $0.09
-	Providing 2016 revenue guidance of $161 - $165 million, representing an increase of 11% at the midpoint
-	Providing 2016 adjusted EPS guidance of $1.17 - $1.21

MINNEAPOLIS, Minnesota – Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the fourth quarter and full year ended December 31, 2015.

Worldwide revenue increased 13% from the fourth quarter of 2014 to $38.1 million, which exceeded the top end of the company’s revenue guidance range of $37.0 million to $38.0 million. U.S. revenue increased 15% to $30.8 million, while international revenue increased 8% to $7.3 million.

“Our results today mark not only the completion of another very strong quarter, but also of our 12th consecutive year of double-digit percentage growth in product sales,” said Chief Executive Officer Howard Root. “As we enter 2016, we expect to sustain our double-digit growth rate with a full pipeline of clinically-significant products designed to meet unique needs that are not typically addressed by other companies in our vascular markets. And while we remain focused on our multiple clinical niche new product launches, we also are pleased with the rapid progress of our RePlas™ freeze-dried plasma collaboration with the U.S. Army. Our strong cash flow and balance sheet allow us to fully fund all of our R&D initiatives and take advantage of any opportunities for distribution agreements and tuck-in acquisitions that we view as synergistic.”

Gross margin for the fourth quarter was 66.4%, an increase from 65.6% in the year-ago fourth quarter. For the full year 2015, gross margin was 66.8%, consistent with the previous year’s gross margin.  For 2016, Vascular Solutions expects gross margin to be in the range of 66.0% to 67.0% based on the currently anticipated mix of products and geographic sales.

Excluding expenses associated with the Short Kit litigation and the transfer of PolarCath distribution rights, adjusted operating earnings in the fourth quarter were $6.5 million, representing an adjusted operating margin of 17.0%. On a GAAP basis, operating earnings in the fourth quarter were $159,000, compared to $5.3 million in the year-ago fourth quarter. During the most recent fourth quarter, the company incurred $4.6 million in legal expenses associated with the Short Kit litigation and incurred a one-time expense of $1.8 million associated with the transfer of distribution rights for the PolarCath™ dilation system back to NuCryo Vascular LLC. In the year-ago fourth quarter, the company incurred $1.7 million in legal expenses related to the Short Kit litigation.  For a description of the Short Kit litigation and the risks associated with it, please review the company’s Annual Report on Form 10-K and other current filings with the Securities and Exchange Commission.

On an adjusted basis excluding the Short Kit legal expenses and the PolarCath transfer expense, earnings per diluted share (EPS) in the fourth quarter were $0.33, above the company’s guidance of $0.26 to $0.28 and an increase from $0.29 of adjusted EPS in the fourth quarter of 2014. “Two tax-related items helped us exceed our earnings guidance in the fourth quarter – a net reduction in our tax expense as a result of the completion of U.S. federal income tax audits for 2013 and 2014, and the reauthorization of the R&D tax credit by Congress in December,” commented Mr. Root. On a GAAP basis, fourth quarter EPS was $0.09, compared to $0.23 in the fourth quarter of 2014.

Fourth Quarter Revenue by Product

During the fourth quarter of 2015, the following eight products represented 78% of Vascular Solutions’ worldwide revenue and grew by a combined 17% on a year-over-year basis:

		Fourth Quarter Revenue (dollars in 000s)
Product	Primary Market	2015	2014	% Increase (Decrease)
GuideLiner® catheters	Interventional cardiology	$11,357	$9,537	19%
Vein catheter reprocessing	Phlebology	3,677	2,964	24%
Micro-introducer kits	Interventional radiology	3,329	2,809	19%
Pronto® catheters	Interventional cardiology	3,305	4,295	(23%)
Hemostatic patches	Interventional cardiology	2,987	2,955	1%
Radial access products	Interventional cardiology	2,010	1,562	29%
Langston® catheter	Interventional cardiology	1,699	1,355	25%
Turnpike® catheters	Interventional cardiology	1,381	--	--
Top 8 products		$29,745	$25,477	17%

Fourth quarter GuideLiner sales grew by 19% over the fourth quarter of 2014, with U.S. sales growing by 28% to $7.1 million and international sales increasing by 6% to $4.2 million. “During 2015, our Japanese distributor, Japan Lifeline, continued to do an excellent job of building a presence for GuideLiner in Japan. Because Japan Lifeline completed its conversion to the V3 model and completed stocking their extensive distribution pipeline with the additional 5.5F and 7F sizes during the third quarter, our sales to Japan were down sequentially in the fourth quarter,” Mr. Root commented. “Excluding Japan, our international GuideLiner sales grew by 33% and our worldwide GuideLiner sales grew by 30%, underscoring the continued role of GuideLiner as a growth-driver for the company. As GuideLiner enters its seventh year on the market in 2016, its use continues to broaden as we expand the product’s clinical and geographic reach at a time when the number of complex interventional procedures is rising substantially.”

Fourth quarter revenue from vein catheter reprocessing was $3.7 million, up 24% from the fourth quarter of 2014. “Throughout 2015, our sales team continued to advance the penetration of our reprocessing service, which is reflected in our substantial revenue growth over last year,” commented Mr. Root.  “We view the radiofrequency vein catheter reprocessing service as a $15-$20 million potential annual revenue opportunity, and as we begin our fifth year in this market we continue to make progress toward those levels.”

Fourth quarter sales of micro-introducer kits grew by 19% over the fourth quarter of 2014 to $3.3 million. “Vascular Solutions sells a wide variety of micro-introducer kits and in recent years has focused on transitioning to internal manufacturing, cost reductions, and product line expansion,” commented Mr. Root.  “This strategy continued to work very well in the fourth quarter, resulting in a combination of lower prices for our customers and increased gross margins and higher market share for Vascular Solutions.”

Fourth quarter sales of Pronto were $3.3 million, representing a decline of 23% from the fourth quarter of 2014. “The market for extraction catheters is mature. Physicians are now more selective in their use of aspiration catheters, and due to a large number of competitors there is significant price erosion,” Mr. Root said. “Our Pronto catheters have distinct design features and clinical benefits which make them a leader in this market, but we are realistic in our assessment of this market and are managing our Pronto product line with the expectation that we will continue to see declining sales.”

Fourth quarter sales of hemostatic patches, primarily D-Stat Dry, were $3.0 million, representing an increase of 1% from the fourth quarter of 2014. “The U.S. market for hemostatic patches is very price-sensitive and continues to shift away from the femoral artery toward radial artery access,” Mr. Root said. “Our thrombin-based patch products are a leader in the mature market for femoral patches, but these products long-ago stopped being a growth driver for us, and we are now focusing for growth on our newer products that address the rapidly-expanding radial artery access market in the U.S.”

During the fourth quarter, sales of products used in radial artery access catheterizations totaled $2.0 million, an increase of 29% from the fourth quarter of 2014. Products in this category include radial hemostasis bands, wrist positioning devices, arm boards, and introducer sheaths. “Vascular Solutions several years ago was early in identifying radial artery access as a substantial U.S. market opportunity and started developing and assembling a portfolio of products that now are resulting in substantial sales growth,” Mr. Root said.  “This strategy is still in its rapid growth phase, and we expect substantial increases in sales of our radial artery access products over the next several years, particularly with our new VSI Radial introducer sheaths.”

Sales of the Langston dual lumen catheter were $1.7 million in the fourth quarter, which represented a 25% increase compared to the year-ago fourth quarter. “With the growth in percutaneous aortic valve replacement procedures, we expect sales of the Langston to continue to grow while it continues to demonstrate impressive and increasing clinical utility,” Mr. Root said.

During the fourth quarter, sales of the Turnpike catheters reached $1.4 million. “We launched the original version of Turnpike during the first quarter of 2015, and the Turnpike family has already become our 8th-largest selling product among our approximately 90 current products,” commented Mr. Root.  “Turnpike represents our most successful new product launch since the introduction of GuideLiner, and both products are emblematic of Vascular Solutions’ commitment to meeting the needs of physicians who perform complex coronary interventions, one of the key growth segments in our markets.”

Financial Guidance

For 2016, Vascular Solutions is providing guidance for net revenue in a range of $161 million to $165 million. The mid-point of this range represents an increase of 11% from net revenue of $147.2 million in 2015.

Also for 2016, Vascular Solutions is providing adjusted earnings guidance in a range of $1.17 to $1.21 per share, compared to adjusted EPS of $1.11 in 2015. Included in the company’s 2016 earnings guidance are $4.0 million in non-cash stock-based compensation, $1.6 million in amortization of intangibles, and an assumed tax rate of approximately 34%. As previously disclosed, Vascular Solutions is providing 2016 earnings guidance on an adjusted basis excluding the expenses to be incurred in connection with the Short Kit litigation.

For the first quarter of 2016, Vascular Solutions is providing guidance for net revenue of between $38.0 million and $39.0 million, which at the mid-point represents growth of approximately 11% from $34.6 million in the first quarter of 2015. The company is providing adjusted net earnings guidance for the first quarter of 2016 of between $0.22 and $0.24 per fully diluted share. In the first quarter of 2015, the company reported adjusted EPS of $0.21. The company’s adjusted net earnings guidance for the first quarter of 2016 includes $1.5 million in non-cash stock-based compensation, $400,000 in amortization of intangibles, and an assumed effective income tax rate of approximately 34%.

Cash Flow and Balance Sheet Highlights

Vascular Solutions ended the fourth quarter of 2015 with $41.5 million in cash and equivalents, up from $40.3 million in cash and cash equivalents at September 30, 2015. During the fourth quarter, the company generated $2.6 million in cash from operations and used $2.6 million for capital expenditures related to building improvements and the purchase of manufacturing, operations, and research and development equipment. The company has no long-term debt.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live webcast may be accessed on the investor relations portion of the company’s web site at www.vasc.com.  An audio replay of the call will be available until Thursday, January 28, 2016, by dialing 888-203-1112 and entering conference ID# 5304233.  A recording of the call will also be archived on the Company’s web site, www.vasc.com, until Thursday, January 28, 2016. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(unaudited)		(note)

Revenue:
Product revenue	$37,950	$33,449	$146,616	$125,666
License, royalty and collaboration revenue	135	137	584	433
Total revenue	38,085	33,586	147,200	126,099

Product costs and operating expenses:
Cost of goods sold	12,814	11,542	48,903	41,699
Collaboration expenses	26	40	141	165
Research and development	5,156	3,603	18,358	13,441
Clinical and regulatory	1,629	1,208	6,323	4,979
Sales and marketing	8,800	7,418	34,085	29,825
General and administrative	8,677	3,704	22,583	12,986
Medical device excise taxes	421	351	1,593	1,435
Amortization of purchased technology and intangibles	403	408	1,615	1,642
Operating earnings	159	5,312	13,599	19,927

Other income (expenses)	(45)	(6)	42	(15)
Earnings before income taxes	114	5,306	13,641	19,912

Income tax benefit (expense)	1,443	(1,146)	(3,177)	(7,178)
Net earnings	$1,557	$4,160	$10,464	$12,734

Net earnings per share - basic	$0.09	$0.25	$0.61	$0.75
Weighted average shares used in calculating - basic	17,157	16,938	17,104	16,892
Net earnings per share - diluted	$0.09	$0.23	$0.58	$0.72
Weighted average shares used in calculating - diluted	18,112	17,810	18,048	17,711

Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	December 31, 2015	December 31, 2014
	(note)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$41,491	$36,461
Accounts receivable, net	19,121	17,105
Inventories	22,105	15,908
Prepaid expenses and other	4,361	5,231
Total current assets	87,078	74,705
Property, plant and equipment, net	34,508	25,665
Goodwill	10,045	10,259
Intangible assets, net	8,445	10,164
Deferred tax assets	4,797	5,814
Total assets	$144,873	$126,607

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$16,657	$13,023

Long-term deferred revenue, net of current portion	-	202
Long-term deferred tax liabilities	72	42
Total long-term liabilities	72	244

Shareholders’ equity:
Total shareholders’ equity	128,144	113,340
Total liabilities and shareholders’ equity	$144,873	$126,607

Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.
NON-GAAP ADJUSTED EARNINGS RECONCILIATION
(unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
GAAP operating earnings	$159	$5,312	$13,599	$19,927
Legal expenses incurred in Short Kit litigation (a)	$4,569	$1,727	$12,035	$4,476
G&A expenses related to transfer of PolarCath distribution rights to NuCryo (b)	$1,764	-	$1,764	-
Non-GAAP adjusted operating earnings	$6,492	$7,039	$27,398	$24,403
Per share data:
GAAP net earnings per share - diluted	$0.09	$0.23	$0.58	$0.72
Legal expenses incurred in Short Kit litigation (a)	$0.17	$0.06	$0.46	$0.16
G&A expenses related to transfer of PolarCath distribution rights (b)	$0.07	-	$0.07	-
Non-GAAP adjusted net earnings - diluted	$0.33	$0.29	$1.11	$0.88

(a)	Consisting of legal expenses incurred in connection with the Short Kit litigation. See the company’s Annual Report on Form 10-K and other recent filings with the Securities and Exchange Commission for details.
(b)	Consisting of inventory and related expenses incurred in connection with the transfer of PolarCath product distribution rights to NuCryo Vascular LLC.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures. The company’s product line consists of more than 90 products and services that are sold to interventional cardiologists, interventional radiologists, electrophysiologists and vein specialists through its direct U.S. sales force and international independent distributor network.

“PolarCath” is a trademark of NuCryo Vascular LLC. All other listed trademarks are the property of Vascular Solutions, Inc.

Safe Harbor for Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. Those statements include expectations about our future revenues, product line revenues, gross margin, earnings per share, adjusted earnings per share, non-cash stock-based compensation, amortization of intangibles, income tax rate, and legal expenses related to the Short Kit litigation. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, defense of criminal litigation, exposure to potential shareholder litigation, exposure to intellectual property claims and litigation, significant variability in quarterly results, exposure to possible product liability claims, doing business in international markets, the development of new products by others, our reliance on the development of new products and services, constraints or interruptions in production from key suppliers, breaches or other failures of information technology and communications systems, the availability of third party reimbursement, and actions by government regulatory agencies.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we are providing non-GAAP adjusted operating earnings and non-GAAP adjusted earnings per share – diluted for the three months and years ended December 31, 2015 and 2014 adjusted, as applicable, for the effects of legal fees incurred in connection with the Short Kit litigation and inventory related write-offs in connection with the transfer of PolarCath distribution rights to NuCryo Vascular LLC.  In addition, we are providing non-GAAP financial guidance for the three months ended March 31, 2016 and full year ending December 31, 2016, in each case adjusted for the effects of legal expenses to be incurred in connection with the Short Kit litigation. A reconciliation of non-GAAP financial guidance to the most directly comparable GAAP financial measures is not reasonably available due to uncertainty regarding legal expenses to be incurred in connection with the Short Kit litigation, which will have a material impact on our earnings per share. We believe that the non-GAAP financial measures presented provide meaningful insight to investors by adjusting for unpredictable events that vary in frequency and magnitude and allowing investors to evaluate our financial performance without the effects of these events. We use non-GAAP financial measures to assess our operating performance and to compare results between periods. We also use non-GAAP financial measures in determining achievement levels under corporate objectives for incentive compensation. The method we use to produce non-GAAP adjusted operating earnings and non-GAAP adjusted earnings per share is not in accordance with GAAP and may differ from the methods used by other companies. Non-GAAP measures should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as supplemental information in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, the non-GAAP measures presented should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP measures to the comparable GAAP measures, which is attached to this release.

For further information, connect to www.vasc.com.
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